EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:	Owen J. Onsum	July 21, 2006
President & CEO
FIRST NORTHERN COMMUNITY BANCORP
& FIRST NORTHERN BANK
P.O. Box 547
Dixon, California 95620
(707) 678-3041

First Northern Community Bancorp 2nd Quarter Earnings Report
Franchise Expanding into Folsom

First Northern Community Bancorp (the “Company”, ticker symbol FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today announced earnings through the second quarter of 2006. Year-to-date net income as of June 30, 2006 was reported at $4.70 million, up 16.9% over the $4.02 million earned in the same fiscal period last year. Diluted earnings per share for the six months ended June 30, 2006 was $0.57, up 16.7% from the $0.48 reported last year (all 2005 per share earnings have been adjusted for a 6% stock dividend issued March 31, 2006). Annualized Return on Average Assets for the period ended June 30, 2006 was 1.41%, compared to 1.27% for the same period in 2005. Annualized Return on Beginning Core Equity was 16.57%, compared to 15.77% one year ago.

Total assets at June 30, 2006 were $652.5 million, an increase of $20.8 million, or 3.3% from prior-year second quarter levels. Total deposits of $576.5 million increased $18.2 million or 3.3% compared to June 30, 2005 figures. During that same period, total net loans (including loans held-for-sale) increased $32.9 million, or 7.3%, to $485.3 million.

Net income for the quarter ended June 30, 2006 was $2.29 million, down 1.3% from the $2.32 million earned in the same period in 2005. (Second quarter 2005 net income was increased through a $265 thousand, net of tax, recovery of provision for loan losses from a prior period.) Diluted earnings per share for the quarter was $0.28, which matched the $0.28 per diluted share earned a year ago.

Owen “John” Onsum, President and CEO stated, “The Company’s net income figures are very strong at $2.29 million for the quarter and $4.70 million at the mid-year mark. We are pleased to announce the opening of our sixth Real Estate Loan Office in Folsom at 2360 East Bidwell Street. The Company will also open an Investment & Brokerage Services office and a full service bank branch at the same address later this summer. The team of financial experts who will be staffing the Company’s Folsom offices are residents of the local area and look forward to bringing First Northern’s brand of banking and financial services to the rapidly growing city.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and parts of El Dorado Counties. First Northern currently has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Suisun City, Downtown Sacramento and Roseville. The Bank has real estate lending offices in Davis, Woodland, Vacaville, Roseville, Folsom and El Dorado Hills, and has an SBA Loan Office and full service Trust Department in Sacramento. First Northern also offers non-FDIC insured Investment and Brokerage Services at each branch location. The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain "forward-looking statements" about First Northern Community Bancorp (the "Company"). These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company's reports filed with the SEC and available at www.sec.gov.

XXX